Exhibit 34.5

Report of Independent Registered Public Accounting Firm

Audit • Tax •Advisory

Grant Thornton LLP
Board of Directors	1201 Walnut Street, Suite 2200
Trimont Real Estate Advisors, LLC	Kansas City, MO 64106

T 816.412.2400
F 816.412.2404
www.GrantThornton.com

We have examined management’s assertion, included in the accompanying Management’s Certification Regarding Compliance with Applicable Servicing Criteria (“Management’s Report”), that Trimont Real Estate Advisors, LLC (formerly known as Trimont Real Estate Advisors, Inc. )(the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for the Company’s Operating or Trust Advisor Services (the “Platform”) as of and for the year ended December 31, 2015, excluding criteria which management has determined are not applicable in Exhibit A. The Platform consists of asset-backed transactions and securities for which the Company acted as operating or trust advisor and as defined by management in Exhibit B of Management’s Report. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2015 for the Platform is fairly stated, in all material respects.

Kansas City, MO

February 29, 2016

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